Filed Pursuant to Rule 433

Registration No. 333-229797

Issuer Free Writing Prospectus dated September 7, 2021

Relating to Preliminary Prospectus Supplement dated September 7, 2021

TEXAS INSTRUMENTS INCORPORATED

Pricing Term Sheet

1.125% Notes due 2026

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$500,000,000

Maturity:	September 15, 2026

Coupon:	1.125%

Price to Public:	100.000% of principal amount

Interest Payment Dates:	March 15 and September 15, beginning on March 15, 2022, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$498,250,000

Benchmark Treasury:	0.750% due August 31, 2026

Spread to Benchmark Treasury:	30 basis points

Yield to Maturity:	1.125%

Benchmark Treasury Price and Yield:	99-20 1⁄4; 0.825%

Make-Whole Call:	At any time before August 15, 2026 (one month before the maturity date) at the greater of: (i) 100% of the principal amount of the notes being redeemed; and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to August 15, 2026 (one month before the maturity date), in each case discounted to the date of redemption on a semi-annual basis at the rate of Treasury plus 5 basis points

Par Call:	At any time on or after August 15, 2026 (one month before the maturity date) at 100% of the principal amount of notes being redeemed

Trade Date:	September 7, 2021

Settlement Date:	September 15, 2021 (T+6)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508BK9/US882508BK94

1.900% Notes due 2031

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$500,000,000

Maturity:	September 15, 2031

Coupon:	1.900%

Price to Public:	99.755% of principal amount

Interest Payment Dates:	March 15 and September 15, beginning on March 15, 2022, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$496,525,000

Benchmark Treasury:	1.250% due August 15, 2031

Spread to Benchmark Treasury:	55 basis points

Yield to Maturity:	1.927%

Benchmark Treasury Price and Yield:	98-26+; 1.377%

Make-Whole Call:	At any time before June 15, 2031 (three months before the maturity date) at the greater of: (i) 100% of the principal amount of the notes being redeemed; and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to June 15, 2031 (three months before the maturity date), in each case discounted to the date of redemption on a semi-annual basis at the rate of Treasury plus 10 basis points

Par Call:	At any time on or after June 15, 2031 (three months before the maturity date) at 100% of the principal amount of notes being redeemed

Trade Date:	September 7, 2021

Settlement Date:	September 15, 2021 (T+6)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508BL7/US882508BL77

2.700% Notes due 2051

Issuer:	Texas Instruments Incorporated (“TI”)

Principal Amount:	$500,000,000

Maturity:	September 15, 2051

Coupon:	2.700%

Price to Public:	99.307% of principal amount

Interest Payment Dates:	March 15 and September 15, beginning on March 15, 2022, and on the maturity date

Day Count Convention:	30/360

Proceeds (before expenses) to TI:	$492,785,000

Benchmark Treasury:	2.375% due May 15, 2051

Spread to Benchmark Treasury:	75 basis points

Yield to Maturity:	2.734%

Benchmark Treasury Price and Yield:	108-24; 1.984%

Make-Whole Call:	At any time before March 15, 2051 (six months before the maturity date) at the greater of: (i) 100% of the principal amount of the notes being redeemed; and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to March 15, 2051 (six months before the maturity date), in each case discounted to the date of redemption on a semi-annual basis at the rate of Treasury plus 12.5 basis points

Par Call:	At any time on or after March 15, 2051 (six months before the maturity date) at 100% of the principal amount of notes being redeemed

Trade Date:	September 7, 2021

Settlement Date:	September 15, 2021 (T+6)

Denominations:	$2,000 and multiples of $1,000 thereafter

CUSIP/ISIN:	882508BM5/US882508BM50

Other Information

Ratings:*	Moody’s: A1 (stable outlook) S&P: A+ (stable outlook)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Co-Managers:	Siebert Williams Shank & Co., LLC U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefore on or about September 15, 2021, which is the sixth business day following the date hereof (such settlement cycle being referred to as “T+6”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Barclays Capital Inc. at (888) 603-5847, J.P. Morgan Securities LLC at (212) 834-4533 or MUFG Securities Americas Inc. at (877) 649-6848.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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